EXHIBIT 99.1

River Valley Bancorp
Announces 15% Improvement in Earnings for the Quarter
Ended March 31, 2008

For Immediate Release
Tuesday April 15, 2008

Madison, Indiana – April 15, 2008– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2008.

Net income for the quarter was $615,309, an increase of $82,761 or 15.5%, from the $532,548 reported for the quarter ended March 31, 2007. Net income for the quarter ended March 31, 2008 expressed as basic earnings per share was $0.38. For the same period in 2007, basic earnings per share was $0.33. For the quarter ended March 31, 2008, return on average assets was 0.70% and the return on equity was 9.34%, which compares to 0.63% and 8.78%, respectively for the period ended March 31, 2007.

The increase marks the sixth consecutive quarter of reported improvements in earnings. The quarterly results reflect both higher interest and non-interest income, including improving interest margins, partially offset by modestly higher operating expenses. In addition, the Corporation provided $152,000 in additional expense for the provision for loan losses over the same period in 2007.

Assets totaled $349.1 million as of March 31, 2008, an increase of $10.3 million from balances reported on March 31, 2007, and a decrease of $1.0 million from the balances reported as of December 31, 2007.  Net loans, including loans held for sale, were $261.5 million as of March 31, 2008, an increase of $18.1 million from $243.4 as of March 31, 2007 and an increase of $2.6 million from December 31, 2007. Deposits totaled $220.0 million as of March 31, 2008, an increase of $2.5 million from March 31, 2007, and a modest $356,000 increase from the $219.7 million reported at December 31, 2007.

“The daily characterization of banking woes obviously is not reflective of performance results of your Corporation.  And while it is a given that the complexities of a billion or trillion dollar bank are different than those of a $350 million institution, the fact remains that the fundamentals are the same,” stated Matthew P. Forrester, president of River Valley Bancorp. The CEO further added, “We operate in some of the same geographical areas, we face the same economic environment and housing ills, we face the same interest rate challenges, we face the same technological hurdles, we endure the same regulatory burdens, and yet our performance results are substantially different than those of those larger institutions. I am proud to say that your Corporation is focused and resilient. . .two mighty fine qualities in a turbulent banking environment. We remain committed to those values.”

Equity as of March 31, 2008 was $26.3 million, or 7.5% as expressed as a percentage of assets. Book value per share of River Valley Bancorp stock was $16.09 as of March 31, 2008. As of March 31, 2008, total delinquency, defined as loans past due more than 30 days, was 1.52% of total loan balances, just slightly higher than the 1.48% reported as of year end December 31, 2007.

The last reported trade of “RIVR” stock on April 14, 2008 was at $15.62.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Selected Financial Information
(In thousands, unless otherwise noted)

	3 Months Ended	3 Months Ended
	3-31-2008	3-31-2007

Assets	$349,053	$338,841
Gross Loans, including
Loans held for sale	263,855	245,405
ALL	2,355	2,050
Deposits	220,038	217,534
Shareholders’ Equity	26,306	24,335

Total Interest Income	$5,161	$4,958
Total Non Interest Income	846	693
Interest Expense	2,926	3,009
Non Interest Expense	2,046	1,857
Provision for Loan Losses	200	48
Taxes	220	204
Net Income	615	533

ROAA	0.70%	0.63%
ROAE	9.34%	8.78%
Earnings per Basic Share	$0.38	$0.33
Diluted Earnings per Share	$0.37	$0.32

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949